[GENERAL AMERICAN LOGO]                                      EXHIBIT 99.1.A.5(b)
                                                                        3E-40-02

                                                                  POLICY NUMBER:
                                                                    [16,000,001]

LIFE INSURANCE COMPANY
ST. LOUIS, MISSOURI 63166

                                                                        INSURED:
                                                                      [JOHN DOE]

                    FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

                                NON-PARTICIPATING

Flexible Premiums are payable during the lifetime of the Insured to Attained Age
100. Upon our receipt of proof of the Insured's death, we will pay the Policy Proceeds to the Beneficiary. This Policy must be in force. We may request that the Policy be returned to us after death occurs. Any payment will be subject to all of the provisions and conditions on this and the following pages of this Policy.

THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE UNDER THE CONDITIONS DESCRIBED IN THE POLICY BENEFITS SECTION.

THE POLICY'S CASH VALUE CAN VARY FROM DAY TO DAY. IT CAN INCREASE OR DECREASE, DEPENDING ON THE SEPARATE ACCOUNT INVESTMENT EXPERIENCE AND ON THE GENERAL ACCOUNT INTEREST. SEE THE SEPARATE ACCOUNT CASH VALUE PROVISION AND THE GENERAL ACCOUNT CASH VALUE PROVISION.

                             RIGHT TO EXAMINE POLICY

You may return this Policy or an increase in Face Amount to us or to one of our agents within [10] days from the date you receive it. If you return the Policy within this period, we will refund any premium paid and the Policy will be void from the start. If you return an increase in Face Amount within this period, we will restore to this Policy's Cash Value the Monthly Deductions for the increase.

This Policy is a legal contract between the Policy Owner and General American Life Insurance Company. PLEASE READ YOUR CONTRACT CAREFULLY.


Signed for the Company at its Home Office, [St. Louis, Missouri 63166. (1-800-638-9294)]



         VP, GENERAL COUNSEL,                     PRESIDENT AND CEO
            AND SECRETARY

                        ALPHABETIC GUIDE TO YOUR CONTRACT

Section
-------
4           Addition, Deletion or Substitution of
            Investments
6           Allocation of Net Premiums
8           Asset Charge
2           Assignments
8           Basis of Computation
2           Beneficiary
8           Cash Surrender Value
8           Cash Values
8           Cash Value on or After Attained Age 100
5           Change in Death Benefit Option
5           Change in Face Amount
3           Change of Insured
2           Change of Owner or Beneficiary
3           Claims of Creditors
5           Continuation of the Policy Beyond
            Attained Age 100
3           Contract
3           Conversion Rights
5           Death Benefit
1           Definitions
5           Definition of Life Insurance
4           Divisions
6           Federal Tax Charge
8           General Account Cash Value
8           General Account Interest Rate
6           Grace Period
3           Incontestability
1           Issue Date
11          Life Income Tables
8           Loan Account Cash Value
7           Loans
3           Misstatement of Age or Sex and
            Corrections
8           Monthly Administration and Issue Expense
            Charge
8           Monthly Cost of Insurance
8           Monthly Cost of Insurance Rates
8           Monthly Deduction
8           Monthly Policy Charge
8           Net Investment Factor
6           Net Premium
6           No Lapse Period
2           Owner
8           Partial Withdrawals
9           Payment of Policy Benefits
6           Payment of Premiums
6           Percent of Premium Charge
10          Payment Options
5           Policy Changes
1           Policy Date
5           Policy Proceeds
8           Postponement of Payments or Transfers
6           Premium Tax Charge
6           Reinstatement
2           Requests for Changes and/or
            Information
8           Separate Account Cash Value
4           Separate Account Provisions
3           Statements in Application
3           Suicide Exclusion
8           Surrender
8           Surrender Charge
4           Transfer
3           Unisex Basis
8           Variable Accumulation Units


Additional Benefit Riders, Modifications and Amendments, if any, and a copy of the Application are found following the final section.

POLICY SPECIFICATIONS


                          GENERAL POLICY SPECIFICATIONS

INSURED                                         [JOHN DOE]
POLICY NUMBER                                 [16,000,001]
ISSUE DATE                               [JANUARY 1, 2002]
POLICY DATE                              [JANUARY 1, 2002]
DEATH BENEFIT OPTION                            [OPTION A]
INSURED AGE                                           [35]
SEX                                                 [MALE]



PLANNED ANNUAL PREMIUM:
         1ST YEAR                                [$800.00]
         YEAR 2                                  [$800.00]
QUALIFIED ROLLOVER PREMIUM                         [$0.00]
NO LAPSE ANNUAL PREMIUM                          [$355.32]
NO LAPSE PREMIUM DATE                    [JANUARY 1, 2007]
MAXIMUM PREMIUM TAX CHARGE                          [2.5%]
MAXIMUM FEDERAL TAX CHARGE                         [1.25%]
MAXIMUM PERCENT OF PREMIUM CHARGE                     [5%]
MAXIMUM PERCENT OF PREMIUM CHARGE
   QUALIFIED ROLLOVER PREMIUM                         [0%]


BENEFITS - AS SPECIFIED IN POLICY AND IN ANY RIDER AT ISSUE

POLICY PLAN                                 FACE AMOUNT        RISK
                                                               CLASSIFICATION
FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE:
                                            [$50,000]          [STANDARD SMOKER]

SEPARATE ACCOUNT                                          [SEPARATE ACCOUNT 11 ]

MAXIMUM NUMBER OF ACCOUNTS ON THE INVESTMENT START DATE                                                         [49]
MAXIMUM NUMBER OF ACCOUNTS AFTER THE INVESTMENT START DATE                                                      [49]
GENERAL ACCOUNT CASH VALUE GUARANTEED INTEREST RATE                                                             [3%]
GENERAL ACCOUNT MAXIMUM ALLOCATION PERCENT                                                                    [100%]
GENERAL ACCOUNT MAXIMUM WITHDRAWAL PERCENT LIMIT                                                               [25%]
MONTHLY DISCOUNT FACTOR                                                                                  [1.0024663]
MAXIMUM MONTHLY ASSET CHARGE PERCENTAGE:
         YEARS 1 - 10                                                                                   [0.0583333%]
         YEARS 11 - 20                                                                                  [0.0291667%]
         YEARS 21 +                                                                                     [0.0208333%]
MAXIMUM ANNUAL ASSET CHARGE PERCENTAGE:
         YEARS 1 - 10                                                                                        [0.70%]
         YEARS 11 - 20                                                                                       [0.35%]
         YEARS 21 +                                                                                          [0.25%]
MAXIMUM MONTHLY POLICY CHARGE:
         1st YEAR                                                                                           [$25.00]
         YEARS 2 +                                                                                           [$6.00]
MAXIMUM MONTHLY ADMINISTRATION AND ISSUE EXPENSE
  CHARGE RATE:
         YEARS 1 - 10                                                                                      [$0.1501]
         YEARS 11 +                                                                                             [$0]
MAXIMUM LOAN INTEREST CHARGE RATE                                                                            [3.50%]
MINIMUM LOAN AND WITHDRAWAL AMOUNT                                                                         [$500.00]
MAXIMUM NUMBER OF TRANSFERS OR WITHDRAWALS                                                                      [12]
MINIMUM FACE AMOUNT                                                                                        [$50,000]
MINIMUM FACE AMOUNT INCREASE                                                                               [$10,000]
MINIMUM FACE AMOUNT DECREASE                                                                               [$10,000]
MAXIMUM FACE AMOUNT INCREASE ADMINISTRATION CHARGE                                                         [$100.00]
MAXIMUM PROCESSING CHARGE                                                                                   [$25.00]
GUARANTEED INTEREST RATE ON PROCEEDS                                                                          [3.0%]
7702 TABLE                                                                      [1980 CSO MORTALITY TABLE FOR A MALE
                                                                                                             SMOKER,
                                                                                               AGE NEAREST BIRTHDAY]
BASIS OF COMPUTATION                                                            [1980 CSO MORTALITY TABLE FOR A MALE
         OF MINIMUM CASH VALUES                                                                              SMOKER,
                                                                                               AGE NEAREST BIRTHDAY]
BASIS OF COMPUTATION INTEREST RATE                                                                            [4.0%]

IF THE INITIAL PREMIUM PAID AND SUBSEQUENT PREMIUMS PROVE TO BE TOO LOW, COVERAGE PROVIDED BY THIS POLICY MAY CEASE.

                            SURRENDER CHARGE SCHEDULE

INSURED:          [JOHN DOE]
COVERAGE:         [FPVL]
FACE AMOUNT:      [$50,000]
ISSUE DATE:       [JANUARY 1, 2002]
POLICY NUMBER:    [16,000,001]

                        MAXIMUM                                    MAXIMUM                                    MAXIMUM
    POLICY             SURRENDER              POLICY              SURRENDER             POLICY               SURRENDER
     MONTH               CHARGE               MONTH                CHARGE                MONTH                 CHARGE
     -----               ------               -----                ------                -----                 ------
     1-12                220.05                 48                 146.70                 84                   73.35
      13                 218.01                 49                 144.66                 85                   71.31
      14                 215.98                 50                 142.63                 86                   69.28
      15                 213.94                 51                 140.59                 87                   67.24
      16                 211.90                 52                 138.55                 88                   65.20
      17                 209.86                 53                 136.51                 89                   63.16
      18                 207.83                 54                 134.48                 90                   61.13
      19                 205.79                 55                 132.44                 91                   59.09
      20                 203.75                 56                 130.40                 92                   57.05
      21                 201.71                 57                 128.36                 93                   55.01
      22                 199.68                 58                 126.33                 94                   52.98
      23                 197.64                 59                 124.29                 95                   50.94
      24                 195.60                 60                 122.25                 96                   48.90
      25                 193.56                 61                 120.21                 97                   46.86
      26                 191.53                 62                 118.18                 98                   44.83
      27                 189.49                 63                 116.14                 99                   42.79
      28                 187.45                 64                 114.10                 100                  40.75
      29                 185.41                 65                 112.06                 101                  38.71
      30                 183.38                 66                 110.03                 102                  36.68
      31                 181.34                 67                 107.99                 103                  34.64
      32                 179.30                 68                 105.95                 104                  32.60
      33                 177.26                 69                 103.91                 105                  30.56
      34                 175.23                 70                 101.88                 106                  28.53
      35                 173.19                 71                  99.84                 107                  26.49
      36                 171.15                 72                  97.80                 108                  24.45
      37                 169.11                 73                  95.76                 109                  22.41
      38                 167.08                 74                  93.73                 110                  20.38
      39                 165.04                 75                  91.69                 111                  18.34
      40                 163.00                 76                  89.65                 112                  16.30
      41                 160.96                 77                  87.61                 113                  14.26
      42                 158.93                 78                  85.58                 114                  12.23
      43                 156.89                 79                  83.54                 115                  10.19
      44                 154.85                 80                  81.50                 116                   8.15
      45                 152.81                 81                  79.46                 117                   6.11
      46                 150.78                 82                  77.43                 118                   4.08
      47                 148.74                 83                  75.39                 119                   2.04
                                                                                          120                   0.00

                TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES
                              RATES ARE PER $1,000

INSURED:          [JOHN DOE]
COVERAGE:         [FPVL]
FACE AMOUNT:      [$50,000]
ISSUE DATE:       [JANUARY 1, 2002]
POLICY NUMBER:    [16,000,001]

      ATTAINED AGE             RATE           ATTAINED AGE             RATE              ATTAINED AGE              RATE
      ------------             ----           ------------             ----              ------------              ----
           35                 0.2192               57                 1.5075                  79                  9.4575
           36                 0.2342               58                 1.6408                  80                  10.1325
           37                 0.2533               59                 1.7792                  81                  10.8675
           38                 0.2750               60                 1.9325                  82                  11.6833
           39                 0.3000               61                 2.1050                  83                  12.5858
           40                 0.3283               62                 2.2992                  84                  13.5408
           41                 0.3617               63                 2.5192                  85                  14.5167
           42                 0.3958               64                 2.7617                  86                  15.4817
           43                 0.4350               65                 3.0242                  87                  16.4217
           44                 0.4758               66                 3.2975                  88                  17.4475
           45                 0.5225               67                 3.5842                  89                  18.4600
           46                 0.5692               68                 3.8792                  90                  19.4742
           47                 0.6200               69                 4.1933                  91                  20.5100
           48                 0.6733               70                 4.5400                  92                  21.6108
           49                 0.7333               71                 4.9242                  93                  23.0250
           50                 0.7967               72                 5.3608                  94                  24.8458
           51                 0.8700               73                 5.8525                  95                  27.4967
           52                 0.9517               74                 6.3883                  96                  32.0458
           53                 1.0450               75                 6.9808                  97                  40.0167
           54                 1.1500               76                 7.5917                  98                  54.8317
           55                 1.2617               77                 8.2100                  99                  83.3333
           56                 1.3825               78                 8.8258                 100+                 0.0000

THESE RATES ARE FOR THE BASE POLICY AT ISSUE. THEY ARE BASED ON THE 1980 COMMISSIONERS STANDARD ORDINARY MORTALITY TABLE [FOR A MALE SMOKER].

                            TABLE OF CORRIDOR FACTORS

================================================================================

INSURED:          [JOHN DOE]
COVERAGE:         [FPVL]
ISSUE DATE:       [JANUARY 1, 2002]
POLICY NUMBER:    [16,000,001]

DEFINITION OF LIFE INSURANCE TEST:                      [GUIDELINE PREMIUM TEST]

[TABLE OF GUIDELINE PREMIUM CORRIDOR FACTORS]

  ATTAINED AGE           FACTOR              ATTAINED AGE            FACTOR              ATTAINED AGE             FACTOR
  ------------           ------              ------------            ------              ------------             ------
       35                2.50000                  57                1.42000                   79                 1.05000
       36                2.50000                  58                1.38000                   80                 1.05000
       37                2.50000                  59                1.34000                   81                 1.05000
       38                2.50000                  60                1.30000                   82                 1.05000
       39                2.50000                  61                1.28000                   83                 1.05000
       40                2.50000                  62                1.26000                   84                 1.05000
       41                2.43000                  63                1.24000                   85                 1.05000
       42                2.36000                  64                1.22000                   86                 1.05000
       43                2.29000                  65                1.20000                   87                 1.05000
       44                2.22000                  66                1.19000                   88                 1.05000
       45                2.15000                  67                1.18000                   89                 1.05000
       46                2.09000                  68                1.17000                   90                 1.05000
       47                2.03000                  69                1.16000                   91                 1.04000
       48                1.97000                  70                1.15000                   92                 1.03000
       49                1.91000                  71                1.13000                   93                 1.02000
       50                1.85000                  72                1.11000                   94                 1.01000
       51                1.78000                  73                1.09000                   95                 1.01000
       52                1.71000                  74                1.07000                   96                 1.01000
       53                1.64000                  75                1.05000                   97                 1.01000
       54                1.57000                  76                1.05000                   98                 1.01000
       55                1.50000                  77                1.05000                   99                 1.01000
       56                1.46000                  78                1.05000                   100                1.00000

                          1.  DEFINITIONS IN THIS POLICY

WE, US AND OUR            General American Life Insurance Company.

YOU AND YOUR              The Owner of this Policy.

                          In the application the words "you" and "your" refer to the proposed Insured person(s).

INSURED                   The person whose life is insured under this Policy.
                          See the Policy Specifications page.

ISSUE AGE                 The age of the Insured as of his or her nearest
                          birthday to the Policy Date.

ATTAINED AGE              The Issue Age plus the number of completed policy
                          years. This includes any period during which this Policy was lapsed.

ISSUE DATE                The effective date of the coverage under this Policy
                          is the Issue Date shown on the Policy Specifications page. It is also the date from which the contestable and suicide periods are measured.

POLICY DATE               The date from which policy anniversaries, policy
                          years, and policy months are measured. It is the Policy Date shown on the Policy Specifications page.

INVESTMENT START DATE     The date as of when the first net premium is applied
                          to the General Account and/or the Divisions of the Separate Account. This date will be the later of:

                          1. The Policy Date of the Policy; and

                          2. The date we receive the first premium at our Home Office or any other office designated by us.

QUALIFIED                 The amount of premium, if any, that was paid as a
ROLLOVER                  result of replacing an existing life insurance policy
PREMIUM                   issued by us (or any of our affiliates we consent to)
                          with this Policy. This premium will not be less than that shown on the Policy Specifications page.

MONTHLY ANNIVERSARY       The same date in each succeeding month as the Policy
                          Date except that whenever the monthly anniversary falls on a date other than a Valuation Date, the monthly anniversary will be deemed the next Valuation
                          Date. If any monthly anniversary would be the 29th, 30th, or 31st day of a month that does not have that number of days, then the monthly anniversary will be the last day of that month.

GENERAL ACCOUNT           The assets held by us, excluding any Loan, other than
                          those allocated to the Divisions of the Separate
                          Account or any other Separate Account.

SEPARATE ACCOUNT          A separate investment account created by us to receive
                          and invest Net Premiums received for this Policy or other policies.

LOAN ACCOUNT              The account to which we will transfer from the General
                          Account and the

                          Divisions of the Separate Account the amount of any Loan.

LOAN SUBACCOUNT           A Loan SubAccount exists for the General Account and
                          each Division of the Separate Account. Any Cash Value transferred to the Loan Account will be allocated to the appropriate Loan SubAccount to reflect the origin of the Cash Value. At any point in time, the Loan
                          Account will equal the sum of all the Loan
                          SubAccounts.

VALUATION DATE            Each day that the New York Stock Exchange is open for
                          trading and the SEC has not restricted trading or declared an emergency. Each Valuation Date ends at the close of regular trading on the New York Stock
                          Exchange.

VALUATION PERIOD          The period between the end of two successive Valuation
                          Dates.

SEC                       The United States Securities and Exchange Commission

                       2.  PERSONS WITH AN INTEREST IN THE POLICY

OWNER The Owner of the Policy is named in the Application (see copy attached); but, the Owner can be changed before the death of the Insured. The new owner will succeed to all rights of the Owner, including the right to make a further change of Owner. If there is more than one owner at a given time, all must exercise the rights of ownership by joint action. Ownership may be changed in accordance with the Change of Owner or Beneficiary provision.

                       The Owner may be someone other than the Insured and may be a person, a partnership, a corporation, a fiduciary or any other legal entity. At the death of the Owner, his or her estate will be the Owner, unless a successor Owner has been named. The rights of the Owner will end at the death of the Insured.

BENEFICIARY            The Beneficiary is named in the Application (see copy
                       attached); but the Beneficiary can be changed before the death of the Insured. An irrevocable beneficiary cannot be changed without his or her consent. The Beneficiary can be a person, a corporation, a partnership, a fiduciary or any other legal entity. A person must survive the Insured to qualify as Beneficiary. If none survives, the proceeds will be paid to the Owner.

                       Any payment we make will terminate our liability with respect to such payment.

CHANGE OF OWNER OR     During the Insured's lifetime you may change the
BENEFICIARY            ownership and beneficiary designations, subject to any
                       restrictions as stated in the Owner or Beneficiary provisions. You must make the change in written form satisfactory to us. If acceptable to us the change will take effect as of the time you signed the request, whether or not the Insured is living when we receive your request at our Home Office or any other office designated by us. The change will be subject to any assignment of this Policy or other legal restrictions. It will also be subject to any payment we made or action we took before we received your written notice of the change.

ASSIGNMENTS            An absolute assignment of the Policy by the Owner is a
                       change of Owner and Beneficiary to the assignee. A collateral assignment of the Policy by the Owner is not a change of Owner or Beneficiary; but their rights will be subject to the terms of the assignment. Assignments will be subject to all payments made and actions taken by us before a signed copy of the assignment is received by us at our Home Office or any other office designated by us.
                       We will not be responsible for determining whether or not an assignment is valid.

DESIGNATION OF OWNER   A numbered sequence can be used to name successive Owners
AND BENEFICIARY        or Beneficiaries. Co-Beneficiaries will receive equal
                       shares unless otherwise stated.

                       In naming Owners or Beneficiaries, unless otherwise stated:

                       1.   "Child" includes an adopted or posthumous child;

                       2. "Provision for issue" means that if a Beneficiary does not survive the Insured, the share of that Beneficiary will be taken by his or her living issue by right of representation; and

                       3. A family relation such as "wife", "husband" or "child" means relation to the Insured.

                       At the time for payment of benefits, the company can rely on an affidavit of any Owner or other responsible person to determine family relations or members of a class.

REQUESTS FOR CHANGES   Submit all requests for change and/or information in
AND/OR INFORMATION     writing to our Home Office or any other office designated
                       by us.

                       3.  GENERAL PROVISIONS

THE CONTRACT           We have issued this Policy in consideration of the
                       Application and payment of premiums. The Policy, the Application, any riders, any endorsements and any application for an increase in Face Amount constitute the entire contract and are made a part of the Policy when the insurance applied for is accepted. The Policy may be changed by mutual agreement. Any change must be in writing and approved by our President, Executive
                       Vice-President or Secretary. Our agents have no authority to alter or modify any terms, conditions, or agreements of this Policy, or to waive any of its provisions.

STATEMENTS IN          All statements made by the Insured or on his or her
APPLICATION            behalf, or by the applicant, will be deemed
                       representations and not warranties, except in the case of fraud. Material misstatements will not be used to void the Policy, any rider or any increase in Face Amount or deny a claim unless made in the Application for the Policy, a rider or an increase in Face Amount.

CLAIMS OF CREDITORS    To the extent permitted by law, neither the Policy nor
                       any payment under it will be subject to the claims of creditors or to any legal process.

CONVERSION RIGHTS      While your Policy is in force, you have a one time right
                       during the first two policy years to transfer all of your Cash Value from the Divisions of the Separate Account to the General Account.

                       If, at any time during the first two policy years, you request in writing the transfer of the Cash Value held in the Divisions of the Separate Account to the General Account and you indicate that you are making this transfer in exercise of your conversion rights, the transfer will not be subject to a transfer charge or transfer limits, if any. At the time of such transfer, there will not be any effect on the Policy's Death Benefit, Face Amount, Net Amount at Risk, Risk Classification or Issue Age.

                       If you exercise your one time conversion right, we will automatically allocate all future Net Premiums to the General Account. That allocation cannot be changed and no future transfers will be allowed.

MISSTATEMENT OF AGE    If there is a misstatement of age or sex in the
OR SEX AND             Application, the amount of the Death Benefit will be that
CORRECTIONS            which would be purchased by the most recent Monthly
                       Deduction at the correct age and sex.

                       If we make any payment or policy changes in good faith, relying on our records, or evidence supplied to us, our duty will be fully discharged. We reserve the right to correct any errors in the Policy.

UNISEX BASIS           If the Sex shown on the Policy Specifications pages
                       indicates Unisex, each policy, endorsement or rider provision that contains any differences based on sex is modified to provide for males and females the same:
                       rates; benefits; and values.

INCONTESTABILITY       We cannot contest this Policy after it has been in force
                       during the lifetime of the Insured for two years from its Issue Date. We cannot contest an increase in Face Amount with regard to material misstatements made concerning such increase after it has been in force during the lifetime of the Insured for two years from its effective date. We cannot contest a Death
                       Benefit increase caused by a premium payment which required evidence of insurability after a period of two years from the date we received the premium payment. This provision will not apply to any rider that contains its own incontestability clause.

SUICIDE EXCLUSION      If the Insured dies by suicide, while sane or insane,
                       within two years from the Issue Date, the amount payable will be limited to the amount of premiums paid; less any outstanding Loan and Loan Interest to the date of death;
                       and less any partial withdrawals.

                       If the Insured, while sane or insane, commits suicide within two years after the effective date of any increase in Face Amount, the Death Benefit for that increase will be limited to the Monthly Deductions for the increase.

CHANGE OF INSURED      While this Policy is in force, you may change the
                       Insured. To do this, you must meet the requirements established by us. Any rider attached to this Policy may be continued only with our consent. We reserve the right to charge a nominal fee for processing a change of Insured. This fee will not exceed the Maximum Processing
                       Charge shown on the Policy Specifications page.

                       There will be a change cost if there is an increase in the Cash Surrender Value as a result of the change.

                       There will be a change credit payable to you if there is a decrease in the Cash Surrender Value as a result of the change.

                       A detailed statement of the methods of computing the change cost and change credit have been filed, where required, with the Insurance Department of the state in which the Policy is delivered.

PERIODIC REPORT        Each year, or more often if required by law or
                       regulation, a report will be sent to you which shows the Death Benefit, current Policy values, premiums paid and deductions made since the last report, any outstanding
                       Loan, and any other information required by law or regulation.

ILLUSTRATION OF        You may make a written request to us for an illustration
BENEFITS AND VALUES    of Cash Values and Death Benefits. We may charge a
                       nominal fee for any requested illustration after the first in each policy year. This fee will not exceed the Maximum Processing Charge shown on the Policy
                       Specifications page.

                       4.  SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT       The variable benefits under this Policy are provided
                       through investments in the Separate Account. This account is used for flexible premium variable life insurance policies and, if permitted by law, may be used for other policies or contracts as well.

                       We hold the assets of the Separate Account. These assets are held separately from the assets held in the General Account. Income, gains and losses---whether or not realized---from assets allocated to the Separate Account will be credited to or charged against the account without regard to our other income, gains or losses.

                       The portion of the assets held by the Separate Account equal to the reserves and other policy liabilities with respect to the Separate Account will not be charged with liabilities that arise from any other business we may conduct. We have the right to transfer to our General Account any assets of the Separate Account which are in excess of the reserves and other policy liabilities of the Separate Account.

                       Net Premium allocations and requests for transfers, future allocation changes, Loans, partial withdrawals, and surrenders will be effective as of the end of the Valuation Period during which we receive the premium payment or the request in a form satisfactory to us.

                       The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is also subject to the laws of the State of Missouri, which regulate the operations of insurance companies incorporated in Missouri. The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the State of Missouri. The approval process is on file with the insurance commissioner of the state in which this Policy was delivered.

DIVISIONS              The Separate Account has several Divisions. Each Division
                       invests in shares of registered investment companies or other pools of investment assets.

                       Income, gains and losses---whether or not realized---from the assets of each Division of the Separate Account are credited to or charged against that Division without regard to income, gains or losses in other Divisions of the Separate Account or in the General Account.

                       We will value the assets of each Division of the Separate Account at the end of each Valuation Period.

                       The values and benefits of a policy depend on: the investment performance of the portfolios in which the Divisions are invested; and the interest credited to the General Account. We do not guarantee the investment performance of the portfolios of the Divisions. You bear the investment risk for amounts invested in the Divisions for your Policy.

TRANSFERS              If you have not exercised your conversion rights, fifteen
                       days after the initial premium is applied to the Policy, you may transfer amounts as follows:

                       1. Between the General Account and the Divisions of Separate Account; or

                       2.   Among the Divisions of Separate Account.

                       These transfers will be subject to the following conditions:

                       1. We must receive a request for transfer in a form acceptable to us.

                       2. Except with our consent, the number of transfers in each policy year will be limited to the Maximum Number of Transfers or Withdrawals shown on the Policy Specifications page. If we consent to more than that in a policy year, we may impose a charge not to exceed the Maximum Processing Charge shown on the Policy Specifications page.

                       3. The maximum amount of all transfers and partial withdrawals from the General Account (the General Account Maximum) in any policy year will be the greater of a. and b.

                            a. The Cash Surrender Value of the General Account at the beginning of that policy year times the General Account Maximum Withdrawal Percent Limit, as shown on the Policy Specifications page.

                            b. The previous policy year's General Account Maximum withdrawal amount.

                                    However, if less than $100 would remain in the General Account after the transfer, you can transfer the remainder to the Divisions of the Separate Account.

                                    The General Account Cash Value immediately after any transfer to the General Account cannot exceed i., below, times ii., below:

                       i. The General Account Cash Value plus the Separate Account Cash Value.

                       ii. The General Account Maximum Allocation Percent as shown on the Policy Specifications page.

ADDITION, DELETION     As permitted by law, we can add or remove shares of a
OR SUBSTITUTION OF     fund that are held by the Separate Account or that the
INVESTMENTS            Separate Account may purchase. When a change is made, we
                       will send you: a revised prospectus for the Separate
                       Account which will describe all of the funds then available for this Policy in the Separate Account or its successor or any other investment company in which the Separate Account is invested; and any notice required by law.

                       When shares of a fund are removed, we have the right to substitute a different fund in which the Division will then invest:

                       1.   The value of the removed shares of the fund; and

                       2.   Future net premiums applied to that Division.

                       The investment policy of the Separate Account will not be changed unless: (a) the change has been approved by the Insurance Commissioner of the State of Missouri; and (b) a statement of the approval process has been filed with the Insurance Department of the state in which this Policy is delivered.

                  5. POLICY BENEFITS


POLICY
PROCEEDS          The Policy Proceeds are:

                  1. The Death Benefit under the Death Benefit Option then in effect; plus

                  2. The Monthly Cost of Insurance for the portion of the policy month from the date of death to the end of the policy month of death; less

                  3. Any payment due under the Grace Period provision as of the date of death; less

                  4.       Any Loan and Loan Interest due.

DEFINITION OF     This Policy is intended to qualify as a life insurance
LIFE INSURANCE    contract under the Internal Revenue Code of 1986 (called "the
                  Code") and any interpretive regulation or rulings by the Internal Revenue Service. The Code provides two tests to determine whether the Policy meets the definition of a life insurance contract: the Guideline Premium Test; and the Cash
                  Value Accumulation Test. The Test, as chosen in the
                  Application, cannot be changed. The Table of Corridor Factors page shows the Test chosen for this Policy.

                  For either Test, the Death Benefit will not be less than: the Policy's Cash Value; times the applicable Attained Age Factor as shown on the Table of Corridor Factors page. If you choose the Guideline Premium Test, the Table shown on the Table of Corridor Factors page will be the Table of Guideline Premium Factors. The Guideline Premium Corridor Factors are based on the percentages as currently described in Section 7702(d) of the Code. If you choose the Cash Value Accumulation Test, the Table shown on the Table of Corridor Factors page will be the Table of Net Single Premium Corridor Factors.

DEATH BENEFIT     Prior to the Insured's Attained Age 100, the Death Benefit
                  depends upon the Death Benefit Option in effect on the date of the Insured's death. The Death Benefit Option in effect is shown on the Policy Specifications page or on the Policy
                  Specifications page for Policy Change, if any.

                  DEATH BENEFIT OPTION A:

                  The Death Benefit is the greater of:

                  1.       The Face Amount; and

                  2. The death benefit required by the Guideline Premium Test or the Cash Value Accumulation Test, depending on the Definition of Life Insurance Test chosen at the time of Application for the Policy.

                  DEATH BENEFIT OPTION B:

                  The Death Benefit is the greater of:

                  1. The Face Amount plus the Cash Value on the date of death; and

                  2. The death benefit required by the Guideline Premium Test or the Cash Value Accumulation Test, depending on the Definition of Life Insurance Test chosen at the time of Application for the Policy.

CONTINUATION      If this Policy is in force on or after the Insured's Attained
OF THE POLICY     Age 100 and if the age of the Insured on the Issue Date is
AFTER ATTAINED    Attained Age 80 or younger, the Death Benefit will be equal to
AGE 100           the greater of:

                  1. The Cash Value on the date the Policy Proceeds become payable; and

                  2. The lesser of: the Face Amount of the Policy as of the policy anniversary on which the Insured is Attained Age 100; and the Face Amount of the Policy on the policy anniversary on which the Insured is Attained Age 80.

                  If this Policy is in force on or after the Insured's Attained Age 100 and if the age of the Insured on the Issue Date is Attained Age 81 or older, the Death Benefit will be equal to the Cash Value on the date the Policy Proceeds become payable.

                  PLEASE NOTE: THIS POLICY MAY NOT QUALIFY AS A LIFE INSURANCE CONTRACT UNDER THE CODE ON OR AFTER THE INSURED'S ATTAINED AGE 100 AND MAY BE SUBJECT TO TAX CONSEQUENCES. PLEASE CONSULT A TAX ADVISOR PRIOR TO CONTINUING THE POLICY BEYOND THE INSURED'S ATTAINED AGE 100. IT IS POSSIBLE THAT INSURANCE COVERAGE MAY NOT CONTINUE EVEN IF PLANNED PREMIUMS ARE PAID IN A TIMELY MANNER.

POLICY            You may request policy changes at any time unless we
CHANGES           specifically indicate otherwise within this Policy. We reserve the right to not allow policy changes in the first policy year and to limit the number of changes to one per policy year. The types of changes allowed are explained below.

                  We will send you a Policy Specifications page for Policy Change when there is a policy change.

                  No change will be permitted that would result in this Policy not satisfying the definition of a life insurance contract under the Internal Revenue Code of 1986 or any applicable successor provision.

CHANGE IN         The Face Amount may be changed by sending us a written
FACE AMOUNT       request.

                  Any requested decrease in Face Amount will be subject to the following conditions:

                  1. A request for decrease cannot be made until after the first policy year.

                  2. The requested decrease will become effective on the monthly anniversary on or following receipt of the request at our Home Office or any other office designated by us.

                  3. The requested decrease will reduce the Face Amount in the following order:

                           a. The Face Amount provided by the most recent applied for increase;

                           b. Face Amounts provided by the next most recent applied for increases, successively; and

                           c. The remaining initial Face Amount plus any change in Face Amount resulting from a change in Death Benefit Option.

                  4. The Face Amount remaining in force after any requested decrease may not be less than the Minimum Face Amount shown on the Policy Specifications page.

                  5. Any requested decrease must be at least the Minimum Face Amount Decrease as shown on the Policy Specifications page.

                  6. A requested decrease in Face Amount may require a decrease in the amounts provided by any riders attached to this Policy.

                  A Surrender Charge will apply to any decrease in Face Amount as explained in the Surrender Charge provision. This Surrender Charge will be allocated among the General Account and the Divisions of the Separate Account in the same proportion that the Cash Value in the General Account and the Cash Value in each Division bears to the total Cash Value of the Policy less the Cash Value in the Loan Account.

                  Any requested increase in Face Amount will be subject to the following conditions:

                  1. Proof that the Insured is insurable by our standards on the date of the requested increase must be submitted.

                  2. The increase, if approved by us, will become effective on the monthly anniversary on or following receipt of the request at our Home Office or any other office designated by us.

                  3. Each increase will be subject to the Maximum Face Amount Increase Administration Charge shown on the Policy Specifications page, unless the increase is not medically underwritten. This fee will be deducted as part of the Monthly Deduction.

                  4. Any increase must be at least the Minimum Face Amount Increase as shown on the Policy Specifications page.

                  5. New insurance must be available on the same plan at the age of the Insured on the effective date being allowed under our underwriting rules.

                  6. The amount of any rider which is attached to the Policy can be increased only as stated in the rider.

                  We will amend your Policy to show the effective date of the decrease or increase.

CHANGE IN         After the first policy year and prior to the Insured's
DEATH BENEFIT     Attained Age 100, changes to the Death Benefit Option will be
OPTION            allowed. Proof that the Insured is insurable by our standards on the date of the change may be required. The effective date of the change will be the monthly anniversary on or following the date we receive your written request at our Home Office or any other office designated by us. On the effective date of this change the Death Benefit payable does not change, but the Face Amount may change. Changes are allowed as follows:

                  1.       Change from Death Benefit Option A to Death Benefit
                           Option B.

                           The Face Amount of the Policy, any Supplemental Coverage Term Rider and any Adjustable Benefit Term Rider will be decreased, if necessary, to equal the Death Benefit less the Cash Value on the effective date of the change. This change may not be made if it would result in a Face Amount for the Policy that is less than the Minimum Face Amount shown on the Policy Specifications page. A Surrender Charge will apply to any decrease in the Face Amount of the Policy as explained in the Surrender Charge provision.

                           The decrease will reduce the Face Amount in the following order:

                           a. The Face Amount provided by the most recent applied for increase;

                           b. Face Amounts provided by the next most recent applied for increases, successively;

                           c. The Face Amount of any Supplemental Coverage Term Rider; and

                           d. The remaining initial Face Amount plus any change in Face Amount resulting from a change in Death Benefit Option to the Minimum Face Amount shown on the Policy Specifications page; and

                           e. The Face Amount provided by any Adjustable Benefit Term Rider.

                  2.       Change from Death Benefit Option B to Death Benefit
                           Option A.

                           The Face Amount of the Policy will be increased, if necessary, to equal the Death Benefit on the effective date of the change.

                           6. PREMIUMS AND GRACE PERIOD

PAYMENT                    Your first premium is due as of the Policy Date.
OF PREMIUMS                While the Insured is living, premiums after the first
                           must be paid to us at our Home Office or any other office designated by us. A premium receipt will be furnished upon request. If this Policy is in your possession and you have not paid the first premium, it is not in force. It will be considered that you have the Policy for inspection only.

                           After the first premium is paid, premiums may be paid in any amount and at any interval subject to the following conditions:

                           1.       Any premium payment must be at least $10.00.

                           2. If you have selected the Guideline Premium Test for the Policy, total premiums paid in any policy year may not exceed an amount that would cause the Policy to fail to satisfy the definition of a life insurance contract as defined by Section 7702 of the Internal Revenue Code of 1986, or any applicable successor provision thereto.

                           3. No planned premium can be increased if payment of the increased planned premium would cause the Policy to fail to satisfy the definition of a life insurance contract as defined by Section 7702 of the Internal Revenue Code of 1986, or any applicable successor provision thereto at any time.

                           On any date that we receive a premium which causes the Death Benefit under any of the Death Benefit Options to increase by an amount that exceeds that Net Premium received, we reserve the right to refuse that premium payment. We may require additional evidence of insurability before we accept the premium.

                           Unless you request otherwise in writing to us, any payment received by us will be used as a premium payment.

NET PREMIUM                The Net Premium is:

                           1.       The premium paid; less

                           2.       The premium paid times the Premium Tax
                                    Charge; less

                           3.       The premium paid times the Federal Tax
                                    Charge; less

                           4. The premium paid times the Percent of Premium Charge.

PREMIUM TAX                A charge will be deducted for premium taxes from each
CHARGE                     premium submitted. The Maximum Premium Tax Charge, as
                           a percent of the premium, is shown on the Policy
                           Specifications page.

FEDERAL TAX                A charge will be deducted for federal taxes from each
CHARGE                     premium submitted. The Maximum Federal Tax Charge, as
                           a percent of the premium, is shown on the Policy
                           Specifications page.

PERCENT OF                 A charge will be deducted from each premium
PREMIUM                    submitted. The Maximum Percent of Premium Charge is
CHARGE                     shown on the Policy Specifications page.

ALLOCATION OF              You determine the allocation of Net Premiums among
NET                        the General Account and the Divisions of the Separate
PREMIUMS                   Account. For any chosen allocation the minimum
                           percentage that may be allocated is 1% of the Net
                           Premium. Percentages must be in whole numbers. The total number of accounts (the General Account plus the Divisions of the Separate Account) you may have Cash Value allocated to over the life of the Policy cannot exceed the Maximum Number of Accounts After the Investment Start Date shown on the Policy
                           Specifications page. The General Account Cash Value immediately after payment of the premium cannot exceed 1., below, times 2., below:

                           1. The General Account Cash Value plus the Separate
                              Account Cash Value.

                           2. The General Account Maximum Allocation Percent as
                              shown on the Policy Specifications page.

                           The initial allocation is shown on the Application, a copy of which is attached. The total number of accounts (the General Account plus the Divisions of the Separate Account) you may choose for the initial allocation cannot exceed the Maximum Number of Accounts on the Investment Start Date shown on the Policy Specifications page. We may modify the General Account Maximum Allocation Percent at any time.

                           The Policy's first investment of the Net Premium is made in the Money Market Division as of the Investment Start Date. The Policy's Cash Value will be transferred, based on your choice, to the Divisions and the General Account 15 days after the initial premium is applied to the Policy. Before this transfer, the values and benefits of the Policy will depend on the net investment performance of the Money Market Division. After this transfer, each Net Premium allocated to the Separate Account will be applied to the Divisions you chose as of the date it is received by us at our Home Office or any other office designated by us.

YOUR RIGHT TO              If you have not exercised your Conversion Rights, you
CHANGE                     may change the allocation of future Net Premiums
ALLOCATION                 among the General Account and/or the Divisions of the
                           Separate Account subject to the conditions outlined in the Allocation of Net Premiums Provision. The change in allocation percentages will take effect immediately upon our receipt of your request in a form acceptable to us at our Home Office or any other office designated by us.

NO LAPSE                   If, on a monthly anniversary day prior to the No
PERIOD                     Lapse Premium Date, the sum of all premiums paid on
                           this Policy less:

                           1.       Any partial withdrawals;

                           2. Any Cash Value paid to you to allow the Policy to continue to qualify as a life insurance contract; and

                           3.       Any outstanding Loan and Loan Interest

                                    is greater than or equal to the sum of the No Lapse Monthly Premiums for each monthly anniversary since the Policy Date, this Policy will not lapse. The No Lapse Premium Date and the No Lapse Annual Premium are shown on the Policy Specifications page. The No Lapse Monthly Premium is one twelfth of the No Lapse Annual Premium.

                                    The No Lapse Monthly Premium may change if any of the following events occur prior to the No Lapse Premium Date shown on the Policy Specifications page:

                           1.       A change in the Policy's Face Amount;

                           2. The addition or deletion of or change to a rider attached to this Policy;

                           3. A change in the Risk Classification of the Insured;

                           4.       A misstatement of age or sex in the
                                    Application; or

                           5.       A Change of Insured.

                           The No Lapse Premium Date will not be changed.

                           If the Policy lapses, the No Lapse Period will terminate and cannot be reinstated.

GRACE PERIOD               IF, ON A MONTHLY ANNIVERSARY DAY WHILE THE NO LAPSE
                           PREMIUM PERIOD IS IN EFFECT:

                           1. The Cash Value less any Loan, Loan Interest due and any Surrender Charge that would apply upon surrender whether or not there is a surrender is insufficient to cover the Monthly Deduction, which is defined in the Cash Values Section; and

                           2. The sum of all premiums paid on this Policy, reduced by any partial withdrawals, any Cash Value paid to you to allow the Policy to continue to qualify as a life insurance contract and any outstanding Loan and Loan Interest, is less than the sum of the No Lapse Monthly Premiums for each monthly anniversary since the Policy Date;

                           then the Grace Period of 62 days will be allowed for the payment of a premium sufficient to keep your Policy in force. Notice of the Amount Due to keep this Policy in force through the end of the Grace Period will be sent at the beginning of the Grace Period to your last known address and to any assignee on record. The Amount Due is the amount required to satisfy the No Lapse Premium requirement or an amount sufficient to cover the Monthly Deduction, whichever is less. If we do not receive a premium large enough to cover the Amount Due by the end of the Grace Period, your Policy will lapse at the end of that 62-day period and it will then terminate without Cash Surrender Value. If the Insured dies during the Grace Period, the Amount Due will be deducted from the Death Benefit.

                           IF, ON A MONTHLY ANNIVERSARY DAY ON OR AFTER THE NO LAPSE PREMIUM PERIOD, the Cash Value less any Loan, Loan Interest due and any Surrender Charge that would apply upon surrender whether or not there is a surrender is insufficient to cover the next Monthly Deduction, a Grace Period of 62 days will be allowed for the payment of a premium sufficient to pay the Monthly Deduction.

                           Notice of the amount of premium required to be paid to keep this Policy in force through the end of the Grace Period will be sent at the beginning of the Grace Period to your last known address and to any assignee on record. If we do not receive a premium large enough to cover the Monthly Deduction by the end of the Grace Period, your Policy will lapse at the end of that 62-day period and it will then terminate without Cash Surrender Value. If the Insured dies during the Grace Period, any past due Monthly Deductions will be deducted from the Death Benefit.

REINSTATEMENT              You may reinstate your lapsed Policy within three
                           years after the date of lapse. This must be done prior to the Insured's Attained Age 100. The Policy cannot be reinstated, except with our consent, if more than three years have passed since the date of lapse. The Policy cannot be reinstated if it has been surrendered. To reinstate, you must submit the following items:

                           1.       A written application for Reinstatement.

                           2. Proof satisfactory to us that the Insured is insurable by our standards.

                           3. Payment of a premium large enough to keep the Policy in force for at least three months.

                           Upon Reinstatement, we will deduct any Monthly Deductions and Loan Interest due and unpaid at the time of lapse. The Insured must be alive on the date we approve the request for Reinstatement. If the Insured is not alive, such approval is void and of no effect.

                           The reinstated policy will be in force from the date we approve the Reinstatement application.

                           Any Loan may be repaid or reinstated. Any Loan reinstated will cause Cash Value of an equal amount to be reinstated.

                           Any Loan repaid at the time of Reinstatement will cause an increase in Cash Value equal to the amount of the repaid Loan.

                           The Maximum Asset Charge Percentage, the Maximum Monthly Policy Charge, the Maximum Monthly Administration and Issue Expense Charge and the Maximum Surrender Charge at the time of Reinstatement will be those in effect at the time of lapse. If only a portion of the coverage is reinstated then only the applicable portion of the Maximum Monthly Administration and Issue Expense Charge and Maximum Surrender Charge will be reinstated. If only a portion of the coverage is reinstated, the Cash Value following Reinstatement will be increased by a proportionate amount of the Surrender Charge imposed at the time of lapse.

                           Riders can be reinstated only as stated in the rider or with our consent. If only a portion of the coverage is reinstated then only a portion of any rider amounts attached to this Policy may also be reinstated.

                           The No Lapse Period will not be applicable upon Reinstatement of the Policy.

                           7. LOANS




LOANS Upon written request to us, you may borrow an amount not in excess of the Loan Value of your Policy while it is in force. The amount of your net loan request at any one time must be at least the Minimum Loan and Withdrawal Amount shown on the Policy Specifications page. Your Policy will be the sole security for such Loan.

                           The Loan Value on the date of the loan request is:

                           1.       The Cash Value; less

                           2. Any Surrender Charge that would apply upon surrender whether or not there is a surrender; less

                           3. The amount of the last Monthly Deduction processed times the number of policy months to the earlier of: the next planned premium due date; and the next policy anniversary, plus

                           4. Interest at the General Account Interest Rate shown on the Policy Specifications page projected on 1 less 2 less 3 above to the next policy anniversary; less

                           5.       Loan Interest to the next policy
                                    anniversary; less

                           6.       Any existing Loan.

                           You may allocate the Loan among the General Account and the Divisions of the Separate Account. If you do not specify the allocation, then the Loan will be allocated among the General Account and the Divisions of the Separate Account in the same proportion that the Cash Value in the General Account, and the Cash Value in each Division bears to the total Cash Value of the Policy less the Cash Value in the Loan Account, on the date of the Loan.

                           Cash Value equal to the Loan allocated to the General Account and each Division of the Separate Account will be transferred to the Loan Account, reducing the Cash Value accordingly. The transferred Cash Value: will be allocated to the appropriate Loan SubAccount; and will earn interest at the General Account Cash Value Guaranteed Interest Rate shown on the Policy Specifications page. Interest earned on the Cash Value in the Loan Account will remain in the Loan Account until: a loan repayment is received by us; a new Loan is made; the Policy enters the Grace Period; or the next policy anniversary. Upon each of these events, the interest earned on the Loan Account will be transferred to the General Account and the Divisions of Separate Account in the same proportion that the Cash Value allocated to each Loan SubAccount bears to the Cash Value in the Loan Account.

LOAN INTEREST              The accrued Loan Interest will be due the earliest
DUE DATE                   of:

                           1.       The next policy anniversary date;

                           2.       The date of termination of the Policy;

                           3.       The date the Loan is repaid in full; and

                           4. The date the Loan plus Loan Interest accrued exceeds the Cash Value less any Surrender Charge that would apply upon surrender whether or not there is a surrender.

                           Loan Interest will be payable annually on each policy anniversary. If you do not pay the Loan Interest when it is due on a policy anniversary: an amount of Cash Value equal to the Loan Interest will be added to the Loan; interest will be charged on it; and it will be allocated to the appropriate Loan SubAccount. The amount transferred will be deducted from the General Account and the Divisions of the Separate Account in the same proportion that the Cash Value in the General Account and the Cash Value in each Division bears to the total Cash Value of the Policy less the Cash Value in the Loan Account.

FIXED LOAN                 Loan Interest will be charged on any Loan. The rate
INTEREST RATES             of interest will not exceed the Maximum Loan Interest
                           Rate shown on the Policy Specifications page. Loan
                           Interest is payable in arrears.

LOAN                       You may repay your Loan in whole or in part at any
REPAYMENTS                 time before the death of the Insured while the Policy
                           is in force. When a loan repayment is made, Cash
                           Value securing the debt in the Loan Account equal to the loan repayment will be repaid to the General
                           Account and the Divisions of Separate Account in the same proportion that the Cash Value allocated to each Loan SubAccount bears to the Cash Value in the Loan
                           Account. Unpaid Loan and Loan Interest will be deducted from any settlement of your Policy.

                           If you fail to make repayments when the total Loan and Loan Interest due would exceed the Cash Value, less any Surrender Charge that would apply upon surrender whether or not there is a surrender, (called "excess Loan") your Policy will terminate. We will allow you a Grace Period for payment of the amount of the excess due. In such event the Policy becomes void at the end of the Grace Period. We will mail notice to your last known address, and that of any assignee of record. This Grace Period will expire 62 days from the monthly anniversary immediately before the date of the excess Loan.

                           Unless you request otherwise in writing to us, any payment received by us will be used as a premium payment.

                           8. CASH VALUES

CASH VALUE                 The Cash Value of your Policy is equal to the total
                           of:

                           1.       The Cash Value in the General Account; plus

                           2. The Cash Value in the Divisions of the Separate Account, plus

                           3.       The Cash Value in the Loan Account.

CASH VALUE ON              If this Policy is in force on or after the Insured's
OR AFTER                   Attained Age 100, the Cash Value of your Policy will
ATTAINED AGE               be determined in the same manner as described below;
100                        except no Monthly Deductions will be made. Premiums
                           cannot be paid on or after the Insured is Attained
                           Age 100, except for payments required under the Grace
                           Period.

GENERAL                    The Cash Value in the General Account as of the
ACCOUNT CASH               Investment Start Date is equal to:
VALUE

                           1. The portion of the initial Net Premium received and allocated to the General Account; less

                           2. The portion of the Monthly Deductions due from the Policy Date through the Investment Start Date charged to the General Account.

                           The Cash Value in the General Account on any day after the Investment Start Date is equal to:

                           1. The Cash Value on the preceding Valuation Date, with interest on such value at the current rate; plus

                           2. Any portion of Net Premium received and allocated to the General Account on that day; plus

                           3. Any amounts transferred to the General Account on that day; plus

                           4. Any loan repayments allocated to the General Account on that day; plus

                           5. That portion of any interest credited on an outstanding Loan which is allocated to the General Account on that day; less

                           6. Any amount transferred from the General Account to the Divisions of the Separate Account on that day; less

                           7. Any partial withdrawal made from the General Account on that day; less

                           8. Any portion of a Processing Charge taken from the General Account; less

                           9. Any portion of the Surrender Charge incurred on that day attributed to the General Account; less

                           10. Any amount transferred from the General Account to the Loan Account on that day; less

                           11. IF THAT DAY IS A MONTHLY ANNIVERSARY, the portion of the Monthly Deduction charged to the General Account, to cover the policy month that starts on that day.

                           The Cash Value in the General Account can be negative.

GENERAL                    The interest credited to the General Account Cash
ACCOUNT                    Value for a specific day will be at an effective
INTEREST RATE              annual rate not less than the General Account Cash
                           Value Guaranteed Interest Rate shown on the Policy
                           Specifications page.

SEPARATE                   The Cash Value in each Division of the Separate
ACCOUNT CASH               Account on the Investment Start Date is equal to:
VALUE

                           1. The portion of the initial Net Premium received and allocated to the Division; less

                           2. The portion of the Monthly Deductions due from the Policy Date through the Investment Start Date charged to the Division.

                           The Cash Value in each Division of the Separate Account on subsequent Valuation Dates is equal to:

                           1. The Cash Value in the Division on the preceding Valuation Date times that Division's Net Investment Factor for the current Valuation Period; plus

                           2. Any portion of Net Premium received and allocated to the Division during the current Valuation Period; plus

                           3. Any amounts transferred to the Division from the General Account or from another Division during the current Valuation Period; plus

                           4. Any Loan repayments allocated to the Division during the current Valuation Period; plus

                           5. That portion of any interest credited on an outstanding Loan which is allocated to the Division during the current Valuation Period; less

                           6. Any amounts transferred from the Division during the current Valuation Period; less


                           7. Any partial withdrawal from the Division during the current Valuation Period; less

                           8. Any portion of the Surrender Charge incurred during the current Valuation Period attributed to the Division; less

                           9. Any portion of a Processing Charge taken from the Division; less

                           10. Any amount transferred from the Division to the Loan Account during that Valuation Period; less

                           11. IF A MONTHLY ANNIVERSARY OCCURS DURING THE CURRENT VALUATION PERIOD, the portion of the Monthly Deduction charged to the Division during the current Valuation Period to cover the policy month which starts during that Valuation Period.

                           The Cash Value in a Division can be negative.

VARIABLE                   At the end of a Valuation Date, the current market
ACCUMULATION               value of a Division is determined by multiplying that
UNITS                      Division's accumulation unit value times the number
                           of Division units held under this Policy.

                           The number of Division accumulation units will increase when:

                           1. Any portion of a Net Premium is allocated to that Division;

                           2.       Amounts are transferred to that Division; or

                           3.       Loans are repaid and credited to that
                                    Division.

                           The number of Division accumulation units will decrease when:

                           1. Any portion of the Monthly Deduction is deducted from that Division;

                           2.       A Loan is taken from that Division;

                           3.       An amount is transferred from that Division;

                           4.       A Processing Charge is taken from that
                                    Division;

                           5.       A Surrender Charge is taken from that
                                    Division; or

                           6.       A partial withdrawal is taken from that
                                    Division.

VALUE OF EACH              The value of an accumulation unit may increase or
ACCUMULATION               decrease from one Valuation Period to the next. For
UNIT                       any Valuation Period the value is:


                           1. The value of an accumulation unit for the prior Valuation Period;

                                    times

                           2. The Net Investment Factor for that Division for the current Valuation Period.

NET                        The Net Investment Factor measures the investment
INVESTMENT                 performance of a Division during a Valuation
FACTOR                     Period. The Net Investment Factor for each Division
                           for a Valuation Period is calculated as follows:

                           1. The value of the assets at the end of the preceding Valuation Period; plus

                           2.       The investment income and capital
                                    gains---realized or unrealized---credited to the assets in the Valuation Period for which the Net Investment Factor is being determined; less

                           3.       The capital losses---realized or
                                    unrealized---charged against those assets during the Valuation Period; less

                           4. Any amount charged against each Division for taxes, including any tax or other economic burden resulting from the application of tax laws that we determine to be properly attributable to the Divisions of the Separate Account, or any amount we set aside during the Valuation Period as a reserve for taxes attributable to the operation or maintenance of each Division; divided by

                           5. The value of the assets at the end of the preceding Valuation Period.

LOAN ACCOUNT               The Cash Value in the Loan Account as of the
CASH VALUE                 Investment Start Date is equal to the amount
                           transferred into the Loan Account on that day.

                           The Cash Value in the Loan Account on any day after the Investment Start Date is equal to:

                           1. The Cash Value in the Loan Account on the preceding Valuation Date, with interest; plus

                           2. Any amount transferred to the Loan Account from the General Account on that day; plus

                           3. Any amount transferred to the Loan Account from the Divisions of the Separate Account on that day; plus

                           4. IF THAT DAY IS A POLICY ANNIVERSARY, an amount due to cover the Loan Interest if not paid by you; less

                           5. Any amount transferred from the Loan Account to the General Account on that day; less

                           6. Any amount transferred from the Loan Account to the Divisions of the Separate Account on that day.

MONTHLY COST               The Monthly Cost of Insurance for the following month
OF INSURANCE               is charged as part of the Monthly Deduction and is
                           included in the Total Monthly Cost of

                           Insurance. The Total Monthly Cost of Insurance is equal to:

                           1. The Net Amount at Risk allocated to the remaining initial Face Amount times the Monthly Cost of Insurance Rate for the remaining initial Face Amount, divided by 1,000; plus

                           2. The Net Amount at Risk allocated to any increase in Face Amount resulting from a Death Benefit Option Change times the Monthly Cost of Insurance Rate for that increase, divided by 1,000; plus

                           3. The Net Amount at Risk allocated to any Supplemental Coverage Term Rider times the Monthly Cost of Insurance Rate for the Rider, divided by 1,000; plus

                           4. The Net Amount at Risk allocated to any Adjustable Benefit Term Rider Face Amount increases times the Monthly Cost of Insurance Rate for the Rider, divided by 1,000; plus

                           5. If you request any increase in your Face Amount, the Net Amount at Risk allocated to each requested Amount of Increase times the Monthly Cost of Insurance rate for each increase in Face Amount, divided by 1,000.

NET AMOUNT AT              The Net Amount at Risk equals:
RISK

                           1.       For Death Benefit Option A:

                                    a.       The greater of: the Face Amount
                                             divided by the Monthly Discount
                                             Factor shown on the Policy
                                             Specifications page; and the Cash
                                             Value (before the deduction of the
                                             Total Monthly Cost of Insurance,
                                             the Cost of Rider for any Waiver of
                                             Monthly Deductions Rider and the
                                             Cost of Rider for any Secondary
                                             Guarantee Rider) at the beginning
                                             of the policy month times the
                                             Attained Age Factor as shown on the
                                             Table of Corridor Factors; less

                                    b.       Any Cash Value (before the
                                             deduction of the Total Monthly Cost
                                             of Insurance, the Cost of Rider for
                                             any Waiver of Monthly Deductions
                                             Rider and the Cost of Rider for any
                                             Secondary Guarantee Rider).

                           2.       For Death Benefit Option B:

                                    a.       The greater of: the Face Amount
                                             divided by the Monthly Discount
                                             Factor shown on the Policy
                                             Specifications page plus the Cash
                                             Value (before the deduction of the
                                             Total Monthly Cost of Insurance,
                                             the Cost of Rider for any Waiver of
                                             Monthly Deductions Rider and the
                                             Cost of Rider for any Secondary
                                             Guarantee Rider) at the beginning
                                             of the policy month; and the Cash
                                             Value (before the deduction of the
                                             Total Monthly Cost of Insurance,
                                             the Cost of Rider for any Waiver of
                                             Monthly Deductions Rider and the
                                             Cost of Rider for any Secondary
                                             Guarantee Rider) at the beginning
                                             of the policy month times the
                                             Attained Age Factor as shown on the
                                             Table of Corridor Factors; less

                                    b.       Any Cash Value (before the
                                             deduction of the Total Monthly Cost
                                             of Insurance, the Cost of Rider for
                                             any Waiver of Monthly Deductions
                                             Rider and the Cost of Rider for any
                                             Secondary Guarantee Rider).

                           The Cash Value used in the Net Amount at Risk calculation will not be less than zero.

ALLOCATION OF              The Net Amount at Risk will be allocated to coverages
NET AMOUNT AT              in the following order:
RISK

                           1. To all increases in Face Amount in the order they were effective, if any; then

                           2. To all Adjustable Benefit Term Rider Face Amount increases, if any; then

                           3. To any Supplemental Coverage Term Rider Face Amount; and then

                           4. To the coverage provided by the remaining initial Face Amount plus any change in Face Amount resulting from a Death Benefit Option change.

                           Any remaining Net Amount at Risk will be allocated to the coverage described in 4 above.

MONTHLY COST               At the beginning of each policy year, the Monthly
OF INSURANCE               Cost of Insurance rate is determined for the initial
RATES                      Face Amount and each increase in Face Amount. The
                           Monthly Cost of Insurance rate is based on the Attained Age, Risk Classification and sex. For the initial Face Amount, we will use the Risk
                           Classification as of the Issue Date. For each increase in Face Amount, we will use the Risk
                           Classification applicable to the increase.

                           The Monthly Cost of Insurance rates will never exceed the rates shown on the Table of Maximum Monthly Cost of Insurance Rates page. Any change in the Cost of Insurance rates will apply to all persons of the same age, sex, and risk classification whose initial Face Amounts or increases in Face Amount have been in force for the same length of time.

MONTHLY                    An Administration and Issue Expense Charge will be
ADMINISTRATION             deducted each policy month from the Cash Value as
AND ISSUE                  part of the Monthly Deduction. This charge equals the
EXPENSE                    applicable Face Amount times an Administration and
CHARGE                     Issue Expense Charge Rate, divided by 1,000. The
                           Administration and Issue Expense Charge Rate for the initial Face Amount of the Policy will never exceed the Maximum Monthly Administration and Issue Expense
                           Charge Rate shown on the Policy Specifications page for the initial Face Amount. An Administration and Issue Expense Charge will also be applied to any increase in Face Amount. This charge will never exceed the Maximum Monthly Administration and Issue
                           Expense Charge Rate shown on the Policy
                           Specifications page for Policy Change for that increase. The Administration and Issue Expense Charge is based on the Insured's Age, Sex and Risk
                           Classification on the effective date of the initial
                           Face Amount or any increase in Face Amount.

                           For the purpose of determining the applicable Administration and Issue Expense Charge on any date after Reinstatement, the period the Policy was lapsed will not count.

MONTHLY                    A Policy Charge will be deducted each policy month
POLICY CHARGE              from the Cash Value as part of the Monthly Deduction.
                           The amount of the Monthly Policy Charge will never exceed the Maximum Monthly Policy Charge shown on the Policy Specifications page.

                           For the purpose of determining the applicable Monthly Policy Charge on any date after Reinstatement, the period the Policy was lapsed will not count.

ASSET CHARGE               An Asset Charge will be deducted from the Cash Value
                           each policy month
                           as part of the Monthly Deduction. A charge will be calculated on each monthly anniversary and will not exceed the Maximum Monthly Asset Charge Percentage shown on the Policy Specifications page times the Separate Account Cash Value at the beginning of the current day. If the Cash Value is negative on a monthly anniversary, the Asset Charge will not be deducted for that month.

                           For the purpose of determining the applicable Asset Charge on any date after Reinstatement, the period the Policy was lapsed will not count.

REDUCTION                  We may reduce or eliminate certain charges. The
OF CHARGES                 extent and nature of reductions may change from time
                           to time. The charge structure may vary. Variations are determined in a manner, not unfairly discriminatory to policy owners, which reflects differences in costs of services.

MONTHLY                    On the first day of each policy month, whether or not
DEDUCTION                  premiums are paid, we will make a Monthly Deduction
                           for that policy month from the Cash Value of this Policy.

                           The Monthly Deduction is:

                           1.       The Monthly Asset Charge; plus

                           2. The Monthly Administration and Issue Expense Charge; plus

                           3.       The Monthly Policy Charge; plus

                           4.       The Maximum Face Amount Increase
                                    Administration Charge, if any; plus

                           5. The Monthly Cost of Rider, if any, for any rider included with this Policy; plus

                           6.       The Total Monthly Cost of Insurance.

                           The Monthly Deduction for a policy month will be allocated among the General Account and the Divisions of the Separate Account in the same proportion that the Cash Value in the General Account and the Cash Value in each Division bears to the total Cash Value of the Policy less the Cash Value in the Loan Account on the monthly anniversary. However, you can choose in writing, at any time, to have Monthly Deductions allocated to the General Account or to a specific Division until the Cash Value in the Policy's portion of the General Account or that Division is insufficient to cover the entire Monthly Deduction; and then to the General Account and the remaining Divisions in the same proportion that the Cash Value in the General Account and the Cash Value in each Division bears to the total Cash Value of the Policy less the Cash Value in the Loan Account on the monthly anniversary. We will allocate the Monthly Deduction according to your choice until you request otherwise in writing to us.

DETERMINATION              Cost of Insurance Rates, Percent of Premium Charges,
OF                         Monthly Administration and Issue Expense Charges,
NONGUARANTEED              Monthly Policy Charges, Monthly Asset Charges and
FACTORS                    interest rates will be determined by us based on
                           expectations as to future mortality, tax, interest earnings, expense and persistency experience. We will not adjust such rates or charges as a means of recovering prior losses nor as a means of distributing prior profits.

CASH                       The Cash Surrender Value of this Policy is:
SURRENDER
VALUE

                           1.       The Cash Value at the time of surrender;
                                    less

                           2.       Any Loan and Loan Interest accrued; less

                           3. Any Surrender Charge that would apply upon surrender whether or not there is a surrender.

SURRENDER                  You may surrender your Policy for its Cash Surrender
                           Value at any time during the lifetime of the Insured.
                           We will determine the Cash Surrender Value as of the date we receive your request in a form acceptable to us at our Home Office or any other office designated by us. The Cash Surrender Value will be paid to you in one sum unless you elect in writing to apply all or part of the proceeds to a Payment Option. (See the Payment Options provision.) The Policy will terminate on the monthly anniversary on or next following the date of surrender. If the Insured dies on or after the date of surrender and before the termination of the Policy: the surrender will be reversed; the Cash
                           Surrender Value paid to you will be processed as a Loan; and the Cash Surrender Value paid to you will be deducted from the Policy Proceeds.

PARTIAL                    After the Right to Examine Policy period, upon our
WITHDRAWALS                receipt of your request in a form acceptable to us at
                           our Home Office or any other office designated by us, you can make a partial withdrawal of cash subject to the conditions listed below. Except with our consent, the number of partial withdrawals in a policy year will be limited to the Maximum Number of Transfers or Withdrawals shown on the Policy Specifications page.
                           If we consent to more than that in a policy year, we may impose a charge not to exceed the Maximum
                           Processing Charge shown on the Policy Specifications page.

                           Except with our consent, the amount of your partial withdrawal request at any one time must be at least the Minimum Loan and Withdrawal Amount shown on the Policy Specifications page. We reserve the right to limit the total amount you may withdraw to 90% of the Cash Surrender Value of your Policy. (See the Allocation of Partial Withdrawals, General Account Partial Withdrawals and Separate Account Partial Withdrawals provisions below for additional limits we may impose on partial withdrawals.)

                           No partial withdrawal will be processed which will result in the Face Amount, excluding riders, being decreased below the Minimum Face Amount shown on the Policy Specifications page.

                           The Death Benefit of the Policy will be based on the Face Amount after the partial withdrawal and the reduced Cash Value. The Face Amount of the Policy will be decreased, if necessary, such that the amount at risk after the partial withdrawal is not greater than the amount at risk before the partial withdrawal. A Surrender Charge will apply if the Face Amount is decreased. This Surrender Charge will be allocated among the General Account and the Divisions of the Separate Account in the same proportion that the partial withdrawal was allocated among the General Account and the Divisions of the Separate Account. (See Allocation of Partial Withdrawals provision below.) When the first partial withdrawal of each policy year is made, this Surrender Charge will not apply to: the first 10% of Cash Surrender Value at the time of withdrawal; or if the amount withdrawn is less than 10% of the Cash Surrender Value, the amount of the partial withdrawal.

                           The Face Amount will be decreased in the following order:

                           1. The remaining initial Face Amount of the Policy, plus any change in Face Amount resulting from a change in Death Benefit Option, to the Minimum Face Amount shown on the Policy Specifications page;

                           2. The Face Amount of any Supplemental Coverage Term Rider;

                           3. The Face Amounts provided by any Adjustable Benefit Term Rider; and

                           4. Any increases in the same order in which they were issued.

                           A decrease in Face Amount may require a decrease in the amounts provided by any riders attached to this Policy.

ALLOCATION OF              You may allocate the partial withdrawal plus any
PARTIAL                    applicable Surrender Charge, subject to the
WITHDRAWALS                conditions below, among the General Account and the
                           Divisions of the Separate Account. If you do not specify the allocation, then the partial withdrawal will be allocated among the General Account and the Divisions of the Separate Account in the same proportion that the Cash Value in the General Account and the Cash Value in each Division bears to the total Cash Value of the Policy less the Cash Value in the Loan Account on the date of the partial withdrawal. If the General Account conditions will not allow this proportionate allocation, we will request that you specify an acceptable allocation.

GENERAL                    You may request a partial withdrawal be taken from
ACCOUNT                    your Cash Surrender Value in the General Account.
PARTIAL
WITHDRAWALS

                           The maximum amount of all partial withdrawals and transfers from the General Account in a policy year will be the greater of 1. and 2:

                           1. The Cash Surrender Value of the General Account at the beginning of that policy year times the General Account Maximum Withdrawal Percentage Limit, as shown on the Policy Specifications page.

                           2. The previous year's General Account Maximum withdrawal amount.

                           However, if less than $100 would remain in the General Account after the withdrawal, you can withdraw the entire amount of Cash Surrender Value in the General Account.

SEPARATE                   You may request a partial withdrawal be taken from
ACCOUNT                    your Cash Surrender Value in a Division of the
PARTIAL                    Separate Account.
WITHDRAWALS

                           The maximum amount of your partial withdrawal from any one of the Divisions of the Separate Account will be the Cash Surrender Value of that Division.

SURRENDER                  A Surrender Charge will apply: upon surrender; upon
CHARGE                     lapse; upon some partial withdrawals that reduce the
                           Face Amount (see Partial Withdrawals provision); upon a change in Death Benefit Option that reduces the Face Amount; or upon a decrease in Face Amount during the surrender charge period.

                           The Surrender Charge for the initial Face Amount will never exceed the Maximum Surrender Charge shown on the Surrender Charge Schedule page. The Surrender Charge for any increase will never exceed the Maximum Surrender Charge shown on the Surrender Charge Schedule page included with the Policy Specifications page for Policy Change issued at the time of the increase.

                           A decrease in Face Amount may decrease some or all of the initial Face Amount and increases in Face Amount as provided in the Policy Benefits Section. If a portion of the initial Face Amount or any increase in Face Amount is decreased, a proportionate amount of the Surrender Charge will apply to each decrease.

                           The Surrender Charge will be allocated among the General Account and the Divisions of the Separate Account in the same proportion that the Cash

                           Value in the General Account and the Cash Value in each Division bears to the total Cash Value of the Policy less the Cash Value in the Loan Account. If a Surrender Charge is imposed resulting from a partial withdrawal, it will be allocated among the General Account and the Divisions of the Separate Account in the same proportion that the partial withdrawal was allocated among the General Account and the Divisions of the Separate Account.

                           For the purpose of determining the applicable Surrender Charge on any date after Reinstatement, the period the Policy was lapsed will not count.

POSTPONEMENT               We will usually pay any amounts payable on Loans,
OF PAYMENTS                surrender or partial withdrawals allocated to the
OR TRANSFERS               Divisions of the Separate Account within seven days
                           after written request is received. We will usually pay any Death Benefit proceeds within seven days after we receive due proof of claim. Payment of any amount payable from the Divisions of the Separate
                           Account on Loans (except when used to pay premiums on policies issued by us), surrender, partial withdrawals or death may be postponed whenever:

                           1. The New York Stock Exchange is closed (other than customary weekend and holiday closing) or trading on the New York Stock Exchange is restricted as determined by the SEC;

                           2. The SEC, by order, permits postponement for the protection of policy owners; or

                           3. An emergency exists as determined by the SEC, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

                           We may defer payment of the portion of any amount payable from the General Account on surrender or partial withdrawals for not more than six months. If we defer payment for 30 days or more, we will pay interest at the rate of 3% per year, or that required by law, for the period of deferment.

                           Transfers may also be postponed under the circumstances listed above.

                           We may defer payment of the portion of any Loan from the General Account for not more than six months. No payment from the General Account to pay premiums on any policy issued by us will be deferred.

BASIS OF
COMPUTATION

                           The minimum cash values are based on:

                           1. The Basis of Computation of Minimum Cash Values table shown on the Policy Specifications page and any Policy Specifications page for Policy Change; and

                           2. Compound interest at an annual rate of not less than the Basis of Computation Interest Rate shown on the Policy Specifications page.

                           Net single premiums are based on:

                           1. The 7702 Table as shown on the Policy Specifications page and any Policy Specifications page for Policy Change; and

                           2. The Basis of Computation Interest Rate shown on the Policy Specifications page.

                           All values are at least equal to those required by any applicable law of the state that governs your Policy. A detailed statement of the method of computing values has been filed, where required, with the Insurance

                           Department of the state in which the Policy is delivered.

                           9.  PAYMENT OF POLICY BENEFITS

PAYMENT Unless otherwise requested, we may pay the Policy Proceeds when the Insured dies to the Payee in one sum or by placing the amount in an account that earns interest. The Payee will have immediate access to all or any part of the account. We will pay interest on the proceeds from the date they become payable to the date of payment as stated above. Interest will be payable at a rate that will be set each year by us and that will not be less than that required by law or 3% per year, if greater.

                           On request, all or part of the proceeds payable in one sum at the death of the Insured can be applied to any Payment Option at the choice of the Payee. Further, with our consent, any Payee who is entitled to receive proceeds in one sum when a Payment Option ends, or at the death of a prior Payee, or when the proceeds are withdrawn, can choose to apply the proceeds to a Payment Option.

CHOICE OF                  The choice of a Payment Option and the naming of the
PAYMENT                    Payee must be in written form satisfactory to us. You
OPTIONS;                   can make or change or revoke the choice before the
OPTION DATE                death of the Insured. The Option Date is the
                           effective date of the Payment Option, as chosen.

                           When a Payment Option starts, we will issue a contract that will describe the terms of the Option. We may require that you send us this Policy.

PAYEE A Payee is a person, a corporation, a partnership, a fiduciary or any other legal entity entitled to receive the Policy Proceeds or surrender proceeds in one sum or under a Payment Option.

                           If the Payee is not a natural person, the choice of a Payment Option will be subject to our approval. A collateral assignment will modify a prior choice of a Payment Option. The amount due the assignee will be payable in one sum and the balance will be applied under the Payment Option.

LIFE INCOME                Guaranteed Life Income Options are based on the age
OPTIONS                    of the Payee on the Option Date. We will require
                           proof of age. The Life Income payments will be based on the rates shown in the Life Income Tables; or, if they are greater, our Payment Option rates on the Option Date. If the rates at a given age are the same for different periods certain, the longest period certain will be deemed to have been chosen.

DEATH OF PAYEE             Amounts to be paid after the death of a Payee under a
                           Payment Option will be paid as due to the successor
                           Payee. If there is no successor Payee, amounts will be paid in one sum to the estate of the last Payee to die. If a Payee under a Life Income Option dies within 30 days after the Option Date, the amount applied to the Option, less any payments made, will be paid in one sum, unless a Payment Option is chosen.

LIMITATIONS                If instalments under an Option would be less than
                           $50, proceeds can be applied to a Payment Option only with our consent.

                           10. PAYMENT OPTIONS


INTEREST                   The proceeds applied to this Option will earn
INCOME                     interest. Interest on the proceeds:

                           1.       Will be paid monthly; or

                           2. Will be added to the principal amount each year and will earn interest.

                           Withdrawals of at least $500 each may be made at any time by written request.

INSTALMENT                 Monthly instalment payments will be made so that the
INCOME FOR A               proceeds applied, with interest, will be paid over
STATED PERIOD              the period chosen (from 1 to 30 years). Any interest
                           paid above 3% (See Payment Option Rates below) by us for any year will be added to the monthly payments for that year.

INSTALMENT                 Monthly instalment payments of a chosen amount will
INCOME OF A                be made until the entire proceeds applied,
STATED                     with interest, is paid.
AMOUNT

SINGLE LIFE                Monthly payments will be made during the lifetime of
INCOME -                   the Payee with a chosen guaranteed payment period of
GUARANTEED                 10, 15 or 20 years.
PAYMENT
PERIOD

SINGLE LIFE                Monthly payments will be made during the lifetime of
INCOME -                   the Payee. If the payee dies before the total amount
GUARANTEED                 applied under this plan has been paid, the remainder
RETURN                     will be paid in one sum.

JOINT AND
SURVIVOR LIFE              Monthly payments will be made:
INCOME

                           1. While either of two Payees is living, but for at least 10 years, called "Joint and Survivor Life Income, 10 Years Certain"; or

                           2. While two Payees are living, and after the death of one Payee, two-thirds of the monthly amount while the other Payee is living, called "Joint and 2/3 to Survivor Life Income".

OTHER                      Other Payment Options and payment frequencies may be
FREQUENCIES                arranged with us.
AND
OPTIONS

PAYMENT                    Amounts applied under the interest income and
OPTION RATES               instalment payment plans will earn interest at a rate
                           we set from time to time; but the rate will not be less than 3% per year.

                           11. LIFE INCOME TABLES

MINIMUM                    Monthly payments for each $1,000 applied will not be
PAYMENTS                   less than the amounts shown in the following Tables.
UNDER                      On request, we will provide additional information
PAYMENT                    about amounts of minimum payments.
OPTIONS

                           The rates shown below are based on an interest rate of 3% per year and based on the 1983 IAM Mortality Table with projection to 1992 using projection Scale G.





INSTALMENT
INCOME FOR A               Years           Monthly           Years            Monthly           Years            Monthly
STATED PERIOD              Chosen          Payment           Chosen           Payment           Chosen           Payment
                           ------          -------           ------           -------           ------           -------
                             1              $84.47             11              $8.86              21              $5.32
                             2               42.86             12               8.24              22               5.15
                             3               28.99             13               7.71              23               4.99
                             4               22.06             14               7.26              24               4.84
                             5               17.91             15               6.87              25               4.71

                             6               15.14             16               6.53              26               4.59
                             7               13.16             17               6.23              27               4.47
                             8               11.68             18               5.96              28               4.37
                             9               10.53             19               5.73              29               4.27
                            10                9.61             20               5.51              30               4.18

SINGLE LIFE                                         Guaranteed Payment Period
INCOME                       Payee's         -----------------------------------------
                               Age           10 Years         15 Years        20 Years     Guaranteed Return
                               ---           --------         --------        --------     -----------------
                           50                  $3.48            $3.47           $3.45             $3.41
                           55                   3.72             3.70            3.66              3.61
                           60                   4.02             3.98            3.92              3.86
                           65                   4.40             4.33            4.21              4.17
                           70                   4.90             4.76            4.54              4.57
                           75                   5.55             5.25            4.87              5.06
                           80                   6.34             5.77            5.13              5.69
                           85 and over          7.25             6.21            5.28              6.49

JOINT AND                  Age of Both       Joint and Survivor,
SURVIVOR LIFE                Payees           10 Years Certain        Joint and 2/3 to Survivor
INCOME                       ------           ----------------        -------------------------
                               55                  $3.36                        $3.48
                               60                   3.58                         3.73
                               65                   3.87                         4.05
                               70                   4.25                         4.48
                               75                   4.76                         5.07

                    FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE



                               NON - PARTICIPATING





















                                    [GENERAL
                                    AMERICAN
                                      LOGO]

                             LIFE INSURANCE COMPANY

                            ST. LOUIS, MISSOURI 63166